UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 12, 2009

NOVARAY MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52731	16-1778998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

39655 Eureka Drive Newark, California	94560
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (510) 619-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

-	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

-	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

-	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

-	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 12, 2009, NovaRay Medical, Inc. ("NovaRay" or the "Company") and Triple Ring Technologies, Inc. ("Triple Ring") entered into a Credit and Security Agreement (the "Credit and Security Agreement"). Under the Credit and Security Agreement, Triple Ring has agreed to make available to NovaRay, on a revolving basis, a line of credit in an amount of up to One Million Five Hundred Thousand U.S. Dollars (US $1,500,000) (the "Credit Line") with an annual interest rate of two percent (2%). The Credit Line shall consist of Triple Ring's forbearance of partial payments due by NovaRay under the Professional Services Agreement between NovaRay and Triple Ring dated December 19, 2007 (the "Services Agreement"). After an initial credit extension of one hundred and seventy five thousand ($175,000) dollars, each monthly forbearance of certain payments due under the Services Agreement will result in an extension of credit ("Credit Extension"), which will in the aggregate comprise the Credit Line. The Credit Line will be secured by all of NovaRay's assets on a first priority security interest; provided however, that Triple Ring will share the first priority security interest in the assets on a pari passu basis based on amount of principal loaned with any third party who provides financing to NovaRay during the term of the Credit and Security Agreement, pro-rated to reflect each parties' credit extensions to NovaRay. The term of the Credit and Security Agreement shall be the earliest to occur of (a) December 15, 2009, (b) termination of the Services Agreement, or (c) receipt of gross proceeds from equity or debt or other financing obtained by NovaRay of at least Five Million Dollars ($5,000,000) in the aggregate.

The Credit and Security Agreement also contains the several conditions precedent to Triple Ring's obligation to provide each Credit Extension, which include, in part, (i) assignment of NovaRay's current lease to Triple Ring, (ii) obtaining approval from at least 50% of NovaRay's Series A Preferred Stockholders, (iii) approval by NovaRay's board of directors and (iv) providing financial statements which reflects that NovaRay has sufficient cash to meet all outstanding payables as of February 28, 2009.

On March 12, 2009, NovaRay and Triple Ring entered into a first amendment to the Services Agreement (the "Amendment to Services Agreement"), under which they agreed to amend the Services Agreement by (i) extending payment terms to be net thirty (30) days and (ii) applying the "Initial Payment" as described in the Statement of Work attached as Exhibit A thereto, as follows: (a) $100,000 of the Initial Payment will be applied toward any due and invoiced amount for services during the month of April 2009; and (b) $100,000 of the remaining Initial Payment will be applied each month thereafter, towards any due and invoiced amount for services during the applicable month, until a balance of $100,000 remains under the Initial Payment.

In addition, on March 12, 2009, NovaRay and Triple Ring entered into an Assignment and Assumption of Lease Agreement (the "Assignment and Assumption of Lease") under which NovaRay assigned its interest in the Office Lease dated March 13, 2008, by and between BRCP Stevenson Point LLC and NovaRay (the "Lease") and Triple Ring assumed NovaRay's obligations under such Lease. Concurrently, on March 12, 2009, NovaRay and Triple Ring entered into a Sublease Agreement ("Sublease Agreement") whereby NovaRay would sublease approximately fifty eight and one half percent (58.5%) of the Premises under the Lease. Under the Sublease Agreement, NovaRay will pay a portion of the Base Rent and Additional Rent pro-rated to cover the subleased space only and that all the terms and conditions as set forth in the Lease are in effect and binding upon NovaRay and TripleRing, as Subtenant and Sublandlord, respectively. The Sublease Agreement is contingent upon approval of the Landlord which per the Lease, has 20 days to provide such consent.

These summary descriptions of the Credit and Security Agreement, Amendment to Services Agreement, Assignment and Assumption of Lease and Sublease Agreement do not purport to be complete and are qualified in their entirety by reference to the applicable documents that are filed as exhibits hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.1	Credit and Security Agreement between NovaRay Medical, Inc. and Triple Ring Technologies, Inc. dated March 12, 2009

10.2	Amendment to Professional Services Agreement and Statement of Work between NovaRay Medical, Inc. and Triple Ring Technologies, Inc. dated March 12, 2009

10.3	Assignment and Assumption Agreement between NovaRay Medical, Inc. and Triple Ring Technologies, Inc. dated March 12, 2009 (1)

10.4	Sublease Agreement between NovaRay Medical, Inc. and Triple Ring Technologies, Inc. dated March 12, 2009 (1) (2)

(1) Attachment 1 to this agreement is incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on March 19, 2008.

(2) Attachment 2 to this agreement is incorporate by reference to Exhibit 10.3 to this Form 8K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVARAY MEDICAL, INC.

Date: March 13, 2009	By:	/s/ William Frederick
		Name:	William Frederick
		Title:	Chief Financial Officer